Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Michael J. Koss
JANUARY 20, 2011		President & CEO
(414) 964-5000
mjkoss@koss.com

Koss Second Quarter Sales and Earnings Increase

Milwaukee, Wisconsin:  Koss Corporation (NASDAQ SYMBOL: KOSS), the U.S. based high-fidelity stereophone company, reported its results for the second quarter ended December 31, 2010.  Sales for the second quarter were $12,800,806 compared to $12,216,054 for the same three month period one year ago, a 5% increase.  Net income increased to $1,382,113, compared to a loss of $1,848,192 for the second quarter last year.  Diluted earnings per share were $0.18 compared with loss per share of $0.25 one year ago.

Sales for the six months ended December 31, 2010 were down by 4% to $22,832,940 compared with $23,830,699 for the same six month period a year ago.  Six month net income rose to $1,944,972 compared to a loss of $3,441,942 for the same six months of 2009 during which the Company’s financial statements reflected the effect of the previously reported unauthorized transactions.  Diluted earnings per share were $0.26 compared with loss per share of $0.47 one year ago.

“We noted some very conservative replenishment orders in the U.S. and Europe during the first six months of the fiscal year,” Michael J. Koss, President and CEO said here today.  “We are encouraged by the renewed strength of export shipments in the second quarter and with our solid net income.”

Koss went on to note that the quarter softened notably in the U.S. toward the end of the calendar year and speculated that U.S. retailers were watching their inventory very closely.  He also noted that the Company had sharply reduced its accounts payable balances.

“Overall we are very pleased with our performance,” Koss said. “We continue to monitor the retail landscape closely for any shifts in order patterns and the future threat of increased vendor costs most notably relating to rising energy prices.”

The Company will pay a dividend of $0.06 per share on April 15, 2011, to shareholders of record on March 31, 2011.

Koss Corporation markets a complete line of high-fidelity stereophones, speaker-phones, computer headsets, telecommunications headsets, active noise canceling stereophones, wireless stereophones, and compact disc recordings of American Symphony Orchestras on the Koss Classics label.

This press release contains forward-looking statements.  These statements relate to future events or our future financial performance.  In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “forecasts,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of such terms and other comparable terminology.  These statements are only predictions.  Actual events or results may differ materially.  In evaluating forward-looking statements, you should specifically consider various factors that may cause actual results to vary from those contained in the forward-looking statements, such as general economic conditions, in particular, consumer demand for the Company’s and its customers’ products, competitive and technological developments, foreign currency fluctuations, and costs of operations.  Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.  In addition, such uncertainties and other operational matters are discussed further in the Company’s quarterly and annual filings with the Securities and Exchange Commission.

KOSS CORPORATION AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months		Six Months
Period Ended December 31,	2010	2009	2010	2009

Net sales	$12,800,806	$12,216,054	$22,832,940	$23,830,699
Cost of goods sold	7,589,843	7,272,639	13,260,368	13,237,312
Gross profit	5,210,963	4,943,415	9,572,572	10,593,387
Operating Expenses:
Selling, general and administrative expense	2,588,765	2,491,634	5,693,429	5,230,932
Unauthorized transactions	—	4,962,824	—	10,286,988
Unauthorized transaction related costs and recoveries, net	204,900	240,000	471,184	240,000
Total Operating Expenses	2,793,665	7,694,458	6,164,613	15,757,920
Income (loss) from operations	2,417,298	(2,751,043)	3,407,959	(5,164,533)
Other Income (Expense)
Interest income	4	10	24	13
Interest expense	(107,348)	(118,997)	(212,008)	(177,975)
Total Other Expense, net	(107,344)	(118,987)	(211,984)	(177,962)
Income (loss) before income tax provision (benefit)	2,309,954	(2,870,030)	3,195,975	(5,342,495)
Income tax provision (benefit)	927,841	(1,021,838)	1,251,003	(1,900,553)
Net income (loss)	$1,382,113	$(1,848,192)	$1,944,972	$(3,441,942)
Earnings (loss) per common share:
Basic	$0.18	$(0.25)	$0.26	$(0.47)
Diluted	$0.18	$(0.25)	$0.26	$(0.47)
Dividends per common share	$0.06	$0.06	$0.120	$0.125